EX 99(h)(6)

John Hancock Investment Management LLC 200 Berkeley Street Boston, MA 02116

September 22, 2022

To the Trustees of

John Hancock Funds

200 Berkeley Street

Boston, MA 02116

Re:	Expense Limitation Letter Agreement Amendment

With reference to the Advisory Agreement dated June 20, 2020, as amended, entered into by and between John Hancock Investment Management, LLC (formerly John Hancock Advisers, LLC and herein the “Adviser”) and John Hancock Strategic Series (the “Trust”), on behalf of the series listed in Appendix A (the “Fund”) we hereby notify you as follows:

1. The Adviser agrees to contractually waive or, to the extent necessary, reimburse its advisory fees and other expenses of each Fund (“Expenses”). “Expenses” means all the expenses of a Fund but excluding: (i) taxes; (ii) brokerage commissions; (iii) interest expense; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (v) borrowing costs; and (vi) acquired fund fees and expenses paid indirectly. This Agreement expires on September 30, 2025, unless renewed by mutual agreement of the fund and the advisor based upon a determination that this is appropriate under the circumstances at that time.

2. We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.

3. A copy of the document establishing each Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his or her capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trusts individually but only upon the assets of the Funds.

CONFIDENTIAL

Very truly yours,

JOHN HANCOCK INVESTMENT
MANAGEMENT LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

Agreed and Accepted on behalf of each applicable Trust listed in Appendix A

By:	/s/ Charles A. Rizzo
Charles A. Rizzo
Chief Financial Officer

CONFIDENTIAL

APPENDIX A

JOHN HANCOCK STRATEGIC SERIES

John Hancock Managed Account Shares Non-Investment-Grade Municipal Bond Portfolio

CONFIDENTIAL